Exhibit 99.1

                  LTC Announces Sale of Four Assisted
  Living Properties for $58,500,000 and Fourth Quarter 2005 Earnings
                   Release Date and Conference Call

   WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 2, 2006--LTC Properties, Inc. (NYSE:LTC) announced today that it had sold for $58.5 million, four assisted living properties containing 431 units to an entity formed by the principals of Sunwest Management, Inc. ("Sunwest"). The properties were originally acquired by LTC in 1998 for $32.7 million, had a net book value after depreciation of $26.5 million and were leased to HFJ, LLC, a Sunwest managed entity, under a master lease that provided annual rental income of approximately $4.1 million.
   LTC received approximately $54.6 million in proceeds after paying certain transaction costs and $3.8 million of 8.75% State of Oregon bond obligations related to one of the sold properties. LTC further disclosed that the gain on the sale is approximately $32.0 million and stated that it plans to redeploy these funds by paying down debt and using the balance to fund renovations and expansions of existing properties as well as make new investments.
   LTC also stated that it would be announcing results for the year ended December 31, 2005, on Tuesday, February 7, 2006 and would have a conference call at 1:00 PM Pacific Time on Tuesday, February 7, 2006, and will comment on this transaction as well as the results for 2005 during that call. The conference call is accessible by dialing 866-202-3048, passcode 40260459. The earnings release and any additional financial information that may be discussed on the conference call will also be available on our website. An audio replay of the conference call will be available from 2:00 PM Pacific time on February 7, 2006 through February 14, 2006. Callers can access the replay by dialing 888-286-8010 and entering conference ID number 48550378. Webcast replays will also be available on our website.
   The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.



    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis or Wendy L. Simpson, 805-981-8655